Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-124302) and related Prospectus of Oasys Mobile, Inc. for the registration of 10,106,453 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2006, with respect to the financial statements of Oasys Mobile, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
August 25, 2006